EXHIBIT 21


Subsidiaries of the Registrant

There are no parents of the Registrant, Walgreen Co. (an Illinois corporation). The following subsidiaries are wholly owned by the Registrant, 12 of which are engaged in the operation of retail drug stores, one, Walgreens Healthcare Plus, Inc., in mail order drug operations, one, WHP Health Initiatives, Inc., in pharmacy benefit management and one, Walgreen Advance Care, Inc., in retailing of health care maintenance services.


                                                 STATE, COMMONWEALTH OR
                NAME                            COUNTRY OF INCORPORATION

Walgreen Arizona Drug Co.                               Arizona

Bond Drug Company of Clinton                            Delaware

Bond Drug Company of Illinois                           Illinois

Walgreens Advance Care, Inc.                            Illinois

Walgreens Healthcare Plus, Inc.                         Illinois

WHP Health Initiatives, Inc.                            Illinois

Walgreen Louisiana Co., Inc.                            Louisiana

Walgreen Columbus Co.                                   Nebraska

Walgreen Fremont Co.                                    Nebraska

Walgreen Hastings Co.                                   Nebraska

Walgreen Kearney Co.                                    Nebraska

Walgreen Lincoln Co.                                    Nebraska

Walgreen Eastern Co., Inc.                              New York

Walgreen of Puerto Rico, Inc.                           Puerto Rico

Walgreen of San Patricio, Inc.                          Puerto Rico


In addition to the above named subsidiaries, the Registrant wholly owns 5 subsidiaries engaged in service or real estate operations, and 20 inactive subsidiaries. These 25 subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

All wholly owned subsidiaries are included in the consolidated financial statements.